Exhibit 4.7

EXECUTION VERSION

SUPPLEMENTAL INDENTURE
IN RESPECT OF SUBSIDIARY GUARANTEES

SUPPLEMENTAL INDENTURE No. 2, dated as of December 20, 2018 (this “Supplemental Indenture”), among CIGNA HOLDING COMPANY (formerly known as Cigna Corporation), a Delaware corporation and EXPRESS SCRIPTS HOLDING COMPANY, a Delaware corporation (each a “Guarantor” and together the “Guarantors”), CIGNA CORPORATION (formerly known as Halfmoon Parent, Inc.), a Delaware corporation (the “Company”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Trustee under the Indenture referred to below.

RECITALS

WHEREAS, the Company and the Trustee have heretofore become parties to an Indenture, dated as of September 17, 2018 (the “Base Indenture” and, as supplemented by the Supplemental Indenture No. 1 (the “First Supplemental Indenture”), dated as of September 17, 2018, and together with and as supplemented by any other supplemental indentures entered into from time to time, the “Indenture”), providing for the issuance of the Senior Notes of the Company as defined therein (the “Notes”);

WHEREAS, Section 2.20 of the First Supplemental Indenture provides that in the event that the Acquisition is consummated prior to the consummation of the Required Merger, the Company shall cause the Guarantors to promptly execute and deliver to the Trustee a supplemental indenture pursuant to which each Guarantor shall guarantee payment of the Senior Notes, whereupon such entities shall each become a Guarantor for all purposes under the Indenture;

WHEREAS, each Guarantor desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which such Guarantor has guaranteed; and

WHEREAS, pursuant to Section 9.01(11) of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder of the Senior Notes;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantors, the Company and the Trustee mutually covenant and agree for the benefit of the Holders of the Senior Notes as follows:

1.          Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.          Agreement to Guarantee. Each Guarantor, as primary obligor and not merely as surety, hereby jointly and severally, irrevocably and fully and unconditionally guarantees to each Holder of the Notes and to the Trustee and its successor and assigns (each, a “Guarantee”) on an unsecured, unsubordinated basis and equal in right of payment to all existing and future unsecured, unsubordinated indebtedness of such Guarantor the punctual payment when due of all monetary obligations of the Company under the Indenture (with respect to the Senior Notes) and the Senior Notes, whether for principal of or interest on the Senior Notes, on the terms and subject to the conditions set forth in VII of the First Supplemental Indenture and agrees to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Guarantor.

3.          Termination, Release and Discharge. Each Guarantor’s Guarantee shall terminate and be of no further force or effect, and each Guarantor shall be released and discharged from all obligations in respect of such Guarantee, as and when provided in Section 4.03 of the First Supplemental Indenture.

4.          Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders of the Senior Notes and the Trustee, any legal or equitable right, remedy or claim under or in respect of each Guarantor’s Guarantee or any provision contained herein or in Article IV of the First Supplemental Indenture.

5.          Governing Law. This Supplemental Indenture and the Senior Notes shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles thereof.

6.          Adoption, Ratification and Confirmation. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed.

7.          Trustee Not Responsible for Recitals.  The recitals in this Supplemental Indenture are made by the Company, and the Trustee assumes no responsibility for the correctness of such recitals.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

8.          Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

9.          Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

10.        Integral Part; Effect of Supplement on Indenture.  This Supplemental Indenture constitutes an integral part of the Base Indenture.  Except for the amendments and supplements made by this Supplemental Indenture (which only apply to the Senior Notes), the Base Indenture shall remain in full force and effect as executed.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CIGNA HOLDING COMPANY

By:	/s/ Timothy D. Buckley
Name:	Timothy D. Buckley
Title:	Vice President and Treasurer

EXPRESS SCRIPTS HOLDING COMPANY

By:	/s/ Bradley Phillips
Name:	Bradley Phillips
Title:	Vice President and Assistant Treasurer

CIGNA CORPORATION

By:	/s/ Timothy D. Buckley
Name:	Timothy D. Buckley
Title:	Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:	/s/ Gagendra Hiralal
Name:	Gagendra Hiralal
Title:	Assistant Vice President

[Signature Page to Halfmoon Supplemental Indenture (Cigna/ESH – U.S. Bank)]